Exhibit 99.1

Kura Oncology Reports First Quarter 2020

Financial Results

– Enhanced focus on tipifarnib in HRAS mutant HNSCC and KO-539 menin inhibitor in NPM1-mutant and KMT2A(MLL)-rearranged AML –

– Three abstracts accepted for presentation at ASCO, including mature data from Phase 2 study of tipifarnib in HRAS mutant HNSCC –

– $216.9 million in cash, cash equivalents and investments provide strong cash position and operational leverage through potential value inflection points –

– Management to host webcast and conference call today at 4:30 p.m. ET –

SAN DIEGO, May 4, 2020 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer, today reported first quarter 2020 financial results and provided a corporate update.

“We recently completed a strategic review of our portfolio with the goal of prioritizing programs that have the highest potential to create value,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “As a result, we intend to enhance our focus on two major pillars of the company: our farnesyl transferase inhibitor, tipifarnib, for HRAS-dependent head and neck squamous cell carcinoma (HNSCC), including HRAS mutant and HRAS overexpressed HNSCC, as well as our menin inhibitor, KO-539, for NPM1-mutant and KMT2A(MLL)-rearranged acute myeloid leukemia (AML). This sharpened focus will enhance our efforts around each of these important programs and help to ensure that we are in a strong cash position as we navigate the challenges of the COVID-19 pandemic and continue to advance toward potential value inflection points.”

Corporate Update

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Prioritized development of menin inhibitor, KO-539 – KO-539 is a potent and selective small molecule inhibitor of the menin-KMT2A(MLL) protein-protein interaction with the potential to target approximately 35% of all AML. A Phase 1/2A clinical trial of KO-539 in relapsed/refractory AML, named KOMET-001, continues in dose escalation. Based on its encouraging progress in the clinic and its potential to create significant value, Kura has prioritized the development of KO-539 in NPM1-mutant and KMT2A/MLL-rearranged AML.

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Three tipifarnib abstracts accepted for presentation at ASCO – Three abstracts highlighting data from tipifarnib in HRAS mutant solid tumors have been accepted for presentation, including an oral presentation featuring matured clinical outcome data from the Phase 2 clinical trial of tipifarnib in HRAS mutant HNSCC, at the upcoming 2020 American Society of Clinical Oncology (ASCO) Virtual Scientific Program.

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Expanding enrollment of AIM-HN registration-directed trial of tipifarnib in HRAS mutant HNSCC – Based on the Phase 2 dataset and feedback from treating physicians, Kura intends to amend its AIM-HN registration-directed trial to enroll all HRAS mutant HNSCC patients regardless of variant allele frequency and in doing so expand the proportion of HRAS mutant HNSCC patients who are being treated and may ultimately benefit from tipifarnib. The AIM-HN trial will continue to enroll patients while the amendment is being implemented, and the Company plans to communicate more specifics regarding the amendment following the data presentation at ASCO. Given the proposed amendment and the ongoing impact of COVID-19 on screening and enrollment for this trial, the Company is suspending guidance on full enrollment in the AIM-HN trial until it has more clarity on timing.

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HRAS overexpressing HNSCC represents a significant expansion opportunity for tipifarnib – In addition to pursuing the first registrational opportunity in recurrent or metastatic HRAS mutant HNSCC, Kura has also generated encouraging preclinical data showing the potential for tipifarnib in patients with HNSCC whose tumors overexpress the HRAS gene. It is estimated that up to 20% of HNSCC patients have tumors that overexpress HRAS, which can drive resistance to other therapies. Based upon the unmet need and its preclinical data, Kura intends to pursue the clinical development of tipifarnib in combination with other therapies as a strategy to treat HRAS overexpressing HNSCC patients.

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Orphan drug designation for tipifarnib in T-cell lymphoma – Last month, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to tipifarnib for the treatment of T-cell lymphoma, recognizing its potential to address a high unmet need for these patients. Although Kura continues to believe that CXCL12 pathway biomarkers have potential to unlock the therapeutic value of farnesyl transferase inhibitors across a range of hematologic and solid tumor indications, due to the challenges associated with the COVID-19 global pandemic, the Company is pausing the initiation of both its proposed registration-directed trial of tipifarnib in T-cell lymphoma and its proof-of-concept study of tipifarnib in pancreatic cancer. The Company intends to use this time to explore strategies to further optimize these opportunities for future development.

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Terminating development of ERK inhibitor, KO-947 – Earlier this year, Kura’s Phase 1 trial of KO-947 was placed on a partial clinical hold due to a dose-limiting adverse drug reaction in a single patient on study. Although the Company was successful in lifting the partial clinical hold and continues to have an interest in 11q13-amplified solid tumors, Kura has opted to terminate further development of

KO-947 in order to focus its resources on programs with the highest potential to benefit patients and create value.

Financial Results

•	Research and development expenses for the first quarter of 2020 were $12.6 million, compared to $10.4 million for the first quarter of 2019.

•	General and administrative expenses for the first quarter of 2020 were $7.6 million, compared to $4.6 million for the first quarter of 2019.

•	Net loss for the first quarter of 2020 was $19.2 million, compared to a net loss of $13.9 million for the first quarter of 2019.

•	Cash, cash equivalents and short-term investments totaled $216.9 million as of March 31, 2020, compared with $236.9 million as of December 31, 2019.

Conference Call and Webcast

Kura’s management will host a webcast and conference call today at 4:30 p.m. ET / 1:30 p.m. PT today, May 4, 2020, to discuss the financial results for the first quarter 2020 and provide a corporate update. The live call may be accessed by dialing (877) 516-3514 for domestic callers and +1 (281) 973-6129 for international callers and entering the conference code: 2085246. A live webcast of the call will be available from the Investors and Media section of the Company’s website at www.kuraoncology.com, and will be archived there for 30 days.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of two wholly-owned small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s most advanced drug candidate is tipifarnib, a potent, selective and orally bioavailable farnesyl transferase inhibitor currently in a registration-directed trial in patients with recurrent or metastatic HRAS mutant HNSCC. The Company’s pipeline is also highlighted by KO-539, a potentially first-in-class, potent and selective inhibitor of the menin-MLL protein-protein interaction currently in a Phase 1/2 clinical trial in patients with relapsed/refractory AML. For additional information about Kura, please visit the Company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura’s product candidates, tipifarnib and KO-539, progress and expected timing of Kura’s drug development programs and clinical trials and submission of regulatory filings, the presentation of data from clinical trials, plans regarding regulatory filings and future clinical trials, the regulatory approval path for tipifarnib, the strength of Kura’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings, applications and other interactions with regulatory bodies, the risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with the COVID-19 global pandemic, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "promise," "potential," "expects," "plans," "anticipates," "intends," "continues," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Operating Expenses:
Research and development	$12,575	$10,382
General and administrative	7,625	4,569
Total operating expenses	20,200	14,951
Other income, net	990	1,011
Net loss	$(19,210)	$(13,940)
Net loss per share, basic and diluted	$(0.42)	$(0.37)
Weighted average number of shares used in computing net loss per share, basic and diluted	45,411	38,168

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)

	March 31,	December 31,
	2020	2019
Cash, cash equivalents and short-term investments	$216,935	$236,891
Working capital	206,576	224,039
Total assets	226,462	241,972
Long-term liabilities	8,707	7,627
Accumulated deficit	(232,087)	(212,877)
Stockholders’ equity	203,201	218,781

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com